Exhibit 99.1

MORGAN STANLEY DEAN WITTER
CREDIT CORPORATION

Michael J. Gillespie
Accounting Director

Officer’s Certificate

Pursuant to the Servicing Agreement between Morgan Stanley Dean Witter Credit Corporation, formerly known as NOVUS Financial Corporation, as seller and servicer (referred to herein in such capacity as the “Servicer”, and Redwood Trust, Inc., as Owner, the undersigned, hereby states that:

     (1) A review of the activities of the Servicer and of its performance under the Servicing Agreement during the calendar year ended December 31, 2003 has been made under my supervision; and

     (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.

MORGAN STANLEY DEAN WITTER CREDIT CORPORATION

By	/s/ Douglas J. Bush

Douglas J. Bush
Title Director

Dated as of December 31, 2003

By	/s/ David Bianucci

David Bianucci
Title Vice President

Dated as of December 31, 2003

2500 Lake Cook Road, J East Riverwoods, Illinois 60015 Tel (224) 405-1903